UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 11, 2015

Green Plains Partners LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37469	47-3822258
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 11, 2015, Mr. Clay E. Killinger was appointed to the Board of Directors (the “Board”) of Green Plains Holdings LLC, our general partner. Mr. Killinger will serve as chairman of the Audit Committee and will also serve as a member of the Conflicts Committee.

There are no arrangements or understandings between Mr. Killinger and any other person pursuant to which Mr. Killinger was appointed to the Board. There are no transactions in which Mr. Killinger has an interest requiring disclosure under Item 404(a) of Regulation S-K.

As a member of the Board, Mr. Killinger will receive compensation under (i) the Green Plains Partners LP 2015 Long-Term Incentive Plan, which was filed as Exhibit 10.1 of our Current Report on Form 8-K, filed with the SEC on July 1, 2015; and (ii) the Green Plains Holdings LLC Director Compensation Plan, which was filed as Exhibit 10.8 of our Current Report on Form 10-Q, filed with the SEC on August 12, 2015.

Mr. Killinger joined CST Brands, Inc. in January 2013, currently serving as Executive Vice President and Chief Financial Officer. He was also named Executive Vice President and Chief Financial Officer of CrossAmerica Partners LP in March 2015. He has served on the Board of Directors of CrossAmerica GP LLC, the general partner of CrossAmerica Partners LP, since October 2014. Previous to these positions, Mr. Killinger spent eleven years at Valero Energy Corporation, most recently as the Senior Vice President and Controller. He was a partner at Arthur Andersen LLP from 1983 through 2001. Mr. Killinger is a Certified Public Accountant, with his B.B.A in Accounting from the University of Texas at San Antonio, where he graduated Summa Cum Laude.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2015	Green Plains Partners LP By: /s/ Jerry L. Peters Jerry L. Peters Chief Financial Officer (Principal Financial Officer)